Exhibit 10.1

AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT

This Amendment to Common Stock Purchase Agreement (this “Amendment”), dated as of April 26, 2023, is made and entered into by and between TradeUP Acquisition Corp. (the “Company”) and White Lion Capital, LLC (the “Investor”).

WHEREAS, the Company and the Investor are parties to a certain Common Stock Purchase Agreement dated as of April 20, 2023 (the “Agreement”);

WHEREAS, pursuant to Section 10.6 of the Agreement, the Agreement may be amended by a written instrument signed by bother parties thereto;

WHEREAS, the Company and the Investor desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Section 7.1(v). Section 7.1(v) of Article VII of the Agreement is hereby amended and restated in its entirety as follows:

“(v)         Commitment Fee. Immediately prior to the Merger Closing, the Company shall cause Estrella to deliver the Commitment Fee to the Investor, pursuant to and in accordance with Section 10.1(ii) hereof.”

2. Amendment to Section 10.1(ii). Section 10.1(ii) of Article X of the Agreement is hereby amended and restated in its entirety as follows:

“(ii)         Commitment Fee. In consideration for the Investor’s execution and delivery of this Agreement, immediately prior to the Merger Closing, the Company shall cause Estrella to deliver the Commitment Fee to the Investor.”

3. Ratification of Common Stock Purchase Agreement; References. Except as expressly amended by this Amendment, all of the terms, conditions, and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Agreement, and any reference to the Agreement in any such instrument or document shall be deemed to refer to the Agreement as amended by this Amendment.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules of law would require or permit the application of laws of another jurisdiction.

5. Headings. The headings to the Sections, Schedules, Exhibits, and any sections or paragraphs of the Schedules or Exhibits are for convenience only and shall not affect the interpretation or construction of this Amendment.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officer as of date hereof.

TRADEUP ACQUISITION CORP.

By:	/s/ Weiguang Yang
Name:	Weiguang Yang
Title:	Co-Chief Executive Officer

WHITE LION CAPITAL, LLC

By:	/s/ Dmitriy Slobodskiy Jr
Name:	Dmitriy Slobodskiy Jr
Title:	Managing Partner

[signature page to the amendment]